SUBSTITUTE POWER OF ATTORNEY
Under the terms of powers of attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 and 5 or any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder:
Kevin Wills
Mary Jane England, M.D.
Glenn Hargreaves
In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints each of Mary Flipse and Robert E. Dries as a substitute attorney-in-fact, on behalf of the individuals listed above, each with the power to exercise and execute all of the powers granted and conferred in the original Power of Attorney.  This Substitute Power of Attorney shall not revoke the powers granted to the undersigned in any Power of Attorney.
This Substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.
IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 29th day of August, 2016.

By:    /s/ Alfred Lumsdaine
Name:  Alfred Lumsdaine
Title:   Attorney-in-Fact